SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Landos Biopharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PO Box 11239

Blacksburg, Virginia 24062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of LANDOS BIOPHARMA, INC., a Delaware corporation (the “Company”). The meeting will be held on June 7, 2022 at 8:00 a.m. Eastern Time and, in light of public health concerns regarding the COVID-19 pandemic, will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online, for the following purposes:

1.	To elect the Board’s nominee, Christopher Garabedian, to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The meeting can be accessed by visiting www.proxyvote.com and entering the control number included in the proxy card in the enclosed proxy materials. To attend the meeting, you must pre-register at www.virtualshareholdermeeting.com/LABP2022. You will not be able to attend the meeting in person.

The record date for the Annual Meeting is April 11, 2022 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Stockholders’ Meeting to Be Held on June 7, 2022 at 8:00 a.m., Eastern Time.

The proxy statement and annual report to stockholders

are available at www.proxyvote.com.

By Order of the Board of Directors,

Tim M. Mayleben

President and Chief Executive Officer

Blacksburg, VA

April 28, 2022

You are cordially invited to attend the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

LANDOS BIOPHARMA, INC.

PO Box 11239

Blacksburg, Virginia 24062

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

JUNE  7, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Landos Biopharma, Inc. (sometimes referred to as the “Company” or “Landos”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 28, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be a virtual stockholder meeting held on June 7, 2022 at 8:00 a.m. Eastern Time, through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/LABP2022 and entering the control number included in the proxy card in the enclosed proxy materials. To attend the meeting, you must pre-register at www.virtualshareholdermeeting.com/LABP2022. We recommend that you log on a few minutes before the Annual Meeting to ensure that you are logged in when the meeting begins. To access the meeting, follow the instructions you will receive in subsequent emails you receive after registration. Information on how to vote online during the Annual Meeting is discussed below.

We have decided to hold a virtual stockholder meeting due to the ongoing public health impact of the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and to facilitate stockholder participation in the Annual Meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will not be able to attend the Annual Meeting in person.

We encourage you to access the annual meeting before it begins. You may access the Annual Meeting approximately fifteen minutes before the meeting start time by following the instructions you will receive by email after successfully registering to attend.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 11, 2022 will be entitled to vote at the Annual Meeting. On the Record Date, there were 40,254,890 shares of common stock outstanding and entitled to vote. Whether or not you participate in the annual meeting, it is important that you vote your shares.

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2022, your shares were registered directly in your name with Landos’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Annual Meeting. Further instructions will be provided to you as part of the registration process.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of one director (Proposal 1); and

•

Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022 (Proposal 2).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online during the meeting even if you have already voted by proxy.

•	To vote online during the meeting, access the Annual Meeting materials by following the instructions you will receive in your email and submit an electronic ballot during the meeting.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To ensure your vote is counted, your telephone vote must be received either before the Annual Meeting begins at 8:00 a.m., Eastern Time on June 7, 2022 or, if you are attending the meeting, before the polls close during the meeting.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. To ensure your vote is counted, your internet vote must be received either before the Annual Meeting begins at 8:00 a.m., Eastern Time on June 7, 2022 or, if you are attending the meeting, before the polls close during the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Landos. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the Annual Meeting, you may be required to obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form. You must also register to attend the meeting at www.virtualshareholdermeeting.com/LABP2022 using the control number as provided by your broker, bank, or other agent and follow the instructions you will receive by email after successfully registering to attend the meeting.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you held as of April 11, 2022.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominee for director and “For” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under stock exchange rules, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under such rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under such rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at PO Box 11239, Blacksburg, Virginia 24062.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2022 to PO Box 11239, Blacksburg, Virginia 24062. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Landos’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 8, 2023. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2023 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between February 7, 2023 and March 9, 2023. Your notice to the Corporate Secretary must set forth information specified in our Bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an Annual Meeting of Stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such Annual Meeting and the reasons for conducting that business at the Annual Meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition, (5) a statement as to whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1 (File No. 333-252083), filed with the SEC on January 28, 2021.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to Proposal 1, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposal 2, votes “For,” “Against” and abstentions. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for this proposal. We do not expect broker non-votes on Proposal 2. Abstentions on Proposal 2 will be counted towards the vote total for this proposal and will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under stock exchange rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under such rules and we therefore expect broker non-votes on this proposal. However, because Proposal 2 is considered “routine” under such rules, we do not expect broker non-votes on this proposal.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

For the election of directors, the nominee receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the Record Date, there were 40,254,890 shares outstanding and entitled to vote. Thus, the holders of 20,127,446 shares must be present or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How do I ask a question at the Annual Meeting?

Only stockholders of record as of April 11, 2022 may submit questions or comments at the Annual Meeting. If you would like to submit a question, you may do so by joining the virtual meeting at www.virtualshareholdermeeting.com/LABP2022 and typing your question in the box in the meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to the start of the Annual Meeting. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that such remarks are respectful of your fellow stockholders and meeting participants. Our management may group questions by topic with a representative question read aloud and answered. In addition, questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the “Question and Answer” portion of the Annual Meeting.

What do I do if I have technical difficulties in connection with the Annual Meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided in the email you will receive prior to the meeting. Technical support will be available beginning approximately one hour prior to the meeting on June 7, 2022.

Will a list of record stockholders as of the Record Date be available?

A list of our record stockholders as of the close of business on the Record Date will be made available to stockholders during the meeting. In addition, to access the list of record stockholders beginning May 27, 2022, and until the meeting, stockholders should email info@landosbiopharma.com.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTOR

Landos’s Board of Directors is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has six members. There are two directors in the class whose term of office expires in 2022. If elected at the Annual Meeting, Christopher Garabedian would serve until the 2025 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. On April 20, 2022, Roderick Wong, also a Class I Director, informed the Board that he will not be standing for reelection at the Annual Meeting. Dr. Wong will continue to serve as a Director until the expiration of his current term at the Annual Meeting. It is the Company’s policy to invite and encourage directors and nominees for director to attend each Annual Meeting of Stockholders. We did not hold an Annual Meeting of Stockholders in 2021.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Landos. The person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that the nominee will be unable to serve.

CLASS I NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING

The following is a brief biography, as of the date of this proxy statement, of the nominee for director and a discussion of the specific experience, qualifications, attributes or skills of the nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated this nominee in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that this nominee should continue to serve on the Board.

Christopher Garabedian, age 55

Christopher Garabedian has served as a director since September 2017 and has served as our Chairman since November 2021. He founded Xontogeny in June 2016 and serves as its Chairman and Chief Executive Officer. Mr. Garabedian also serves as Portfolio Manager at Perceptive Advisors, a position he has held since May 2017. He previously served as the President and Chief Executive Officer of Sarepta Therapeutics, Inc. from January

2011 to March 2015, as well as a member of the board of directors from June 2010 to March 2015. Mr. Garabedian earned a B.S. in Marketing from the University of Maryland. Our board of directors believes that Mr. Garabedian is qualified to serve as a director based on his extensive management experience in the biopharmaceutical industry.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Tiago Girão, age 42

Tiago Girão has served as a director since April 2021. Mr. Girão has served as Chief Financial Officer of Roivant Sciences Companies since April 2019. Mr. Girão has more than 21 years of experience in accounting, finance, and operations of U.S. and global private and public companies. Previously, Mr. Girão served as the Chief Financial Officer of Cytori Therapeutics Inc. from September 2014 to March 2019 and served as a Vice President of Finance from September 2014 to January 2019 and as a Senior Vice President of Operations from February 2019 to March 2019. Mr. Girão holds a degree in accounting from Universidade de Fortaleza. Our board of directors believes that Mr. Girão is qualified to serve as a director because of his extensive financial experience in the life sciences industry.

Fred Callori, age 54

Fred Callori has served as a director since August 2021. Mr. Callori has served as Senior Vice President, Corporate Development at Xontogeny, LLC, a life sciences accelerator, since September 2017. Mr. Callori also serves as a partner in the Perceptive Xontogeny Venture Funds, a position he has held since December 2019. Prior to Xontogeny and Perceptive, from 1998 to August 2017, Mr. Callori was a partner in the Life Science and Emerging Companies practices of Choate, Hall & Stewart LLP. Mr. Callori holds a J.D. from Boston University School of Law and a B.A. in Economics from Binghamton University. Our board of directors believes that Mr. Callori is qualified to serve as a director because of his experience in the life sciences industry and his corporate governance experience.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

Tim M. Mayleben, age 61

Tim M. Mayleben has served as a director since May 2021. Mr. Mayleben has also served as our President and Chief Executive Officer since November 2021. Previously, Mr. Mayleben served as President and Chief Executive Officer of Esperion Therapeutics, Inc. from December 2012 to May 2021 and served on the board of directors of Esperion Therapeutics, Inc. from February 2010 to May 2021. Mr. Mayleben has served as a member of the board of directors of Marinus Pharmaceuticals, Inc. since December 2008, and served as the Lead Independent Director from 2017 to February 2019. He previously served as a member of the board of directors of Loxo Oncology, Inc. from July 2015 until its acquisition by Eli Lilly in February 2019. Mr. Mayleben earned an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University, and a B.B.A. from the University of Michigan, Ross School of Business. Our board of directors believes that Mr. Mayleben is qualified to serve as a director based on his experience working in the life sciences industry, including over two decades of experience as an executive officer of several life sciences companies.

Roger Adsett, age 53

Roger Adsett has served as a director since March 2022. He has served as Chief Operating Officer at Insmed Incorporated since November 2019. From September 2016 to November 2019, he served as Chief Commercial Officer at Insmed Incorporated. Mr. Adsett holds a B.A. in English and Economics from Bucknell University and an M.B.A from The Wharton School at the University of Pennsylvania. Our board of directors believes that Mr. Adsett is qualified to serve as a director based on his experience as an executive in the global biotechnology and pharmaceutical industry.

DIRECTOR NOT STANDING FOR REELECTION

Roderick Wong, M.D., age 45

Dr. Wong is not standing for reelection at the Annual Meeting. The Board thanks Dr. Wong for his service and contributions to the Company and wishes him well in his future endeavors.

Roderick Wong, M.D. has served as a director since August 2019. Dr. Wong has served as Managing Partner and Chief Investment Officer of RTW Investments, LP since 2010. Dr. Wong previously served as the President, Chief Executive Officer and Chairman of Health Sciences Acquisition Corporation from December 2018 to December 2019. He has served as Chairman of the board of directors of Rocket Pharmaceutics, Inc. since July 2015 and as a member of the board of directors of Avidity Biosciences, Inc. since June 2020. Dr. Wong holds a B.S. in Economics from Duke University, an M.D. from the University of Pennsylvania Medical School and an M.B.A. from Harvard Business School. Our board of directors believes that Dr. Wong is qualified to serve as a director based on his experience as an investor and an executive in the biopharmaceutical industry.

Board Diversity

Board Diversity Matrix (as of April 1, 2022)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	0	5	0	1
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or LatinX	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	2	0	0
Two or more races or ethnicities	0	0	0	0
LGBTQ+	0
Did not disclose demographic background	2

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independence,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Roger Adsett, Fred Callori, Christopher Garabedian, Tiago Girão and Roderick Wong. In making this determination, the Board concluded that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent Chair, Mr. Garabedian, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of Landos’ risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Audit Committee responsibilities also include oversight of information security risk management. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the entire Board receives reports from time to time regarding various enterprise risks facing the Company, and the applicable Board committees receive related reports with respect to the committee’s respective areas of oversight. The Board has delegated to the Board’s Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met ten times during the last fiscal year. Each director, besides Roderick Wong, attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership of each Board committee as of the date of this proxy statement and meeting information for fiscal year 2021 for each of the Board committees.

Name	Audit		Compensation		Nominating and Corporate Governance
Christopher Garabedian					X	*
Roderick Wong, M.D.
Tiago Girão	X	*	X
Fred Callori	X		X	*	X
Tim M. Mayleben
Roger Adsett	X

Total meetings in fiscal year 2021	4		4		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Tiago Girão, Roger Adsett and Fred Callori, with Mr. Girão serving as chair. The Audit Committee met four times during fiscal year 2021. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.landosbiopharma.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis. Our board of directors has determined that Messrs. Girão and Adsett meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and the applicable listing standards of Nasdaq. Mr. Callori will resign from the Audit Committee once a suitable replacement can be appointed. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Board of Directors has also determined that Mr. Girão qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Girão’s level of knowledge and experience based on a number of factors, including his formal education and previous and current experience in financial and accounting roles.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Tiago Girão, Chair

Roger Adsett

Fred Callori

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishing corporate and individual performance objectives relevant to the compensation of our executive officers and evaluating performance in light of these stated objectives;

•

reviewing and approving the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers;

•	reviewing and recommending to the Board for approval compensation arrangements for our directors; and

•

reviewing the Company’s human capital strategies, initiatives, and programs with respect to our culture, talent, recruitment, retention, employee engagement, and employee diversity, equity, and inclusion efforts; and

•	overseeing administration of our equity compensation plans, pension and profit-sharing plans, bonus plans, benefit plans, deferred compensation plans and other similar plan and programs.

The Compensation Committee is currently composed of two directors: Fred Callori (Chair) and Tiago Girão. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met four times during fiscal year 2021. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.landosbiopharma.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Pay Governance, the compensation consultant engaged by the Compensation Committee. In addition, the Compensation Committee engaged Radford to serve as compensation consultant in connection with the Company’s initial public offering in 2021. The Compensation Committee meets regularly in executive session. In addition, various members of management and other employees as well as outside advisors or consultants are frequently invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq referenced above, the Compensation Committee engaged Pay Governance as its compensation consultant. Our Compensation Committee originally identified Pay Governance based on Pay Governance’s general reputation in the industry. The Compensation Committee requested that Pay Governance:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist the Compensation Committee in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of the engagement, the Compensation Committee directed Pay Governance to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for a group of executives. Pay Governance ultimately developed recommendations with respect to executive and director compensation that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pay Governance, the Compensation Committee approved its recommendations. The Compensation Committee intends to engage Pay Governance to conduct a similar analysis and develop recommendations for the Company’s non-executive compensation strategy.

In 2021, the Board of Directors determined annual compensation for our executive officers at the initial public offering and upon such executive officer’s hire by the Company. Going forward, the Compensation Committee intends to evaluate executive compensation annually during the first quarter of the year, including any adjustments to annual base salaries and approval of awards of annual performance bonuses and equity awards, as well as approval of new annual performance objectives for the coming year. In addition, at various meetings throughout the year the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and other strategic compensation issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation. Going forward, for executives other than the Chief Executive Officer, the Compensation Committee intends to solicit and consider evaluations and recommendations submitted by the Chief Executive Officer when determining the compensation of the other executive officers. In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance, which influences any adjustments the Committee approves to his compensation as well as awards to be granted. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials that it deems appropriate, including financial reports and projections, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with any criteria approved by the Board), reviewing and evaluating incumbent directors and the performance of the Board generally, making recommendations to the Board regarding the membership of the committees of the Board and developing and evaluating a set of corporate governance guidelines for the Company. The Nominating and Corporate Governance Committee is currently composed of two directors: Christopher Garabedian (Chair) and Fred Callori. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met one time during fiscal year 2021. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.landosbiopharma.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers other factors when considering potential candidates, including expertise relevant to the Company’s current and planned operations in order to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having commitment to rigorously represent the long-term interests of the Company’s stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time as the Company’s needs change and evolve.

Board diversity and inclusion is critical to the Company’s success. Candidates for director nominees are also reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may also consider diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate to maintain a balance of knowledge, experience and capability, given the current needs of the Board and the Company. As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of the Company’s business, as well as members who have different skill sets and points of view on substantive matters pertaining to our business. Our nomination process and our Board’s approach to assessment and evaluation of our nominees support our commitment to diversity and inclusion.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful changes to the Board’s membership and identifies and considers qualities, skills and other director attributes that might enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that could impair the directors’ independence. The Nominating and Corporate Governance Committee also considers the results of the Board’s self-evaluation, which will be conducted annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and other factors. The Nominating and Corporate Governance Committee then compiles a list of potential candidates, which has included recommendations from a professional search firm when deemed appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the needs of the Board. The Nominating and Corporate Governance Committee then meets to discuss and consider the candidates’ qualifications and selects a nominee for recommendation to the Board. For the fiscal year 2021, the Nominating and Corporate Governance Committee engaged and paid a fee to Cardinal Board Services to assist in the process of identifying and evaluating director candidates, including Messrs. Girão and Mayleben. Messrs. Callori and Adsett however, were identified by members of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates (including the minimum criteria set forth above) based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Landos Biopharma, Inc., Attention: Corporate Secretary, PO Box 11239, Blacksburg, Virginia 24062, at least 90 days, but not more than 120 days prior to the anniversary date of the preceding year’s Annual Meeting of Stockholders. Submissions must include the information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications to the Board or such director c/o Landos Biopharma, Inc., PO Box 11239, Blacksburg, Virginia 24062, Attn: Corporate Secretary. Each communication must set forth;

•	the name and address of the stockholder on whose behalf the communication is sent; and

•	the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.

The Corporate Secretary will review each communication. The Corporate Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

CODE OF ETHICS

The Company has adopted the Landos Code of Business Conduct and Ethics that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.landosbiopharma.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

HEDGING POLICY

Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, pledges, or other inherently speculative transactions involving our equity securities.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2020. Representatives of Ernst & Young LLP are expected to be present online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Independent Registered Public Accounting Firm Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020 by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Year Ended December 31,
	2021	2020
	(in thousands)
Audit Fees(1)	$310	$950

Total Fees	$310	$950

(1)

Audit fees consist of fees billed for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services provided in connection with our initial public offering in 2021.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

Our executive officers, and their respective ages as of April 11, 2022 are as follows:

Name	Age	Position(s)
Tim M. Mayleben	61	Chief Executive Officer, President and Director
Patricia L. Bitar	63	Interim Chief Financial Officer

The biography of Mr. Mayleben is set forth in “Proposal 1: Election of Directors” above.

Patricia L. Bitar, age 63, has served as our Interim Chief Financial Officer since November 2021. Since July 2018, Ms. Bitar has provided senior financial consulting services assisting both public and private life sciences companies with initial public offerings, merger and acquisition activities and other accounting and finance related needs. From September 2014 to June 2018, Ms. Bitar served as Chief Financial Officer of TRACON Pharmaceuticals, Inc. From April 2011 to April 2014, Ms. Bitar served as Vice President and Corporate Controller at NuVasive, Inc., a medical device company, and as its Senior Director of Financial Reporting from November 2009 to March 2011. Prior to 2009, Ms. Bitar held positions at Orexigen Therapeutics, Inc., a biopharmaceutical company and at Ernst & Young for thirteen years. Ms. Bitar is a certified public accountant and received an M.A.I.S. from the University of West Florida and a B.S. in Business Administration (Accounting) from Old Dominion University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2022 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or greater stockholders:
Entities Affiliated with Perceptive(2)	17,960,839	44.6%
Josep Bassaganya-Riera, Ph.D.(3)	6,370,868	15.8%
Entities Affiliated with RTW(4)	4,275,722	10.6%
Named executive officers and directors:
Tim M. Mayleben(5)	180,990	*
Patricia L. Bitar(6)	87,513	*
Raquel Hontecillas, Ph.D.(7)	432,293	1.1%
Jyoti Chauhan, MS, RAC(8)	450,337	1.1%
Christopher Garabedian	—	*
Fred Callori(9)	9,000	*
Tiago Girão(10)	13,000	*
Roderick Wong, M.D.(11)	4,275,722	10.6%
Roger Adsett(12)	2,000	*
All executive officers and directors as a group (9 persons)	5,450,855	13.5%

*	Represents ownership of less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 40,254,890 shares outstanding on April 1, 2022, adjusted as required by rules promulgated by the SEC.

(2)

This information has been obtained from a Schedule 13D/A filed on April 6, 2021 by Perceptive Advisors LLC. Consists of (a) 7,299,751 shares of common stock held by Perceptive Life Sciences Master Fund, Ltd. (b) 5,799,564 shares of common stock held by Perceptive Xontogeny Venture Fund, LP, (c) 3,090,924 shares of common stock held by Xontogeny, LLC and (d) 1,770,600 shares of common stock held by PX Venture (A), LLC. Perceptive Life Sciences Master Fund Ltd., Perceptive Advisors LLC and Joseph Edelman have shared voting and dispositive power with respect to the shares held by Perceptive Life Sciences Master Fund Ltd. Perceptive Advisors LLC serves as the investment manager to Perceptive Life Sciences Master Fund Ltd. and may be deemed to beneficially own the securities directly held by Perceptive Life Sciences Master Fund Ltd. Mr. Edelman is the managing member of Perceptive Advisors LLC and may be deemed to beneficially own the securities directly held by Perceptive Life Sciences Master Fund Ltd. The principal address of Perceptive Advisors LLC is 51 Astor Place, 10th Floor New York, NY 10003.

(3)

This information has been obtained from a Schedule 13G filed on February 14, 2022 by Josep Bassaganya-Riera. Consists of (a) 3,994,208 shares of common stock held by the Josep Bassaganya-Riera Revocable Trust dated April 9, 2018, as amended, under which Mr. Bassaganya-Riera is the sole trustee and the beneficiaries are Mr. Bassaganya-Riera’s immediate family members; (b) 766,405 shares of common stock held by the Josep Bassaganya-Riera Grantor Retained Annuity Trust No. 1 dated June 28, 2018, under which Mr. Bassaganya-Riera is the sole trustee and the beneficiaries are Mr. Bassaganya-Riera’s immediate family members; (c) 823,956 shares of common stock held by the Josep Bassaganya-Riera Grantor Retained

Annuity Trust No. 2 dated March 26, 2019, under which Mr. Bassaganya-Riera is the sole trustee and the beneficiaries are Mr. Bassaganya-Riera’s immediate family members; and (d) 786,299 shares of common stock held by the Raquel Hontecillas-Magarzo Irrevocable Family Trust dated October 1, 2021, under which Mr. Bassaganya-Riera is the sole trustee and the beneficiaries are Mr. Bassaganya-Riera and his immediate family members. Mr. Bassaganya-Riera disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(4)

This information has been obtained from a Schedule 13G filed on February 16, 2021 by RTW Investments, LP. Consists of (a) 2,124,235 shares of common held by RTW Master Fund, Ltd. (b) 556,941 shares of common stock held by RTW Innovation Master Fund, Ltd. and (c) 1,216,907 shares of common stock held by RTW Venture Fund Limited. RTW Investments, LP is the investment manager of each of the funds and has the power to vote and the power to direct the disposition of all such shares. Roderick Wong is the Managing Partner of RTW Investments, LP. The address of RTW Investments, LP and Roderick Wong is 412 West 15th Street, Floor 9, New York, New York 10011. The address of RTW Master Fund, Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands.

(5)	Consists of 180,990 shares of common stock issuable to Mr. Mayleben upon the exercise of outstanding options exercisable within 60 days of April 1, 2022.
(6)	Consists of 87,513 shares of common stock issuable to Ms. Bitar upon the exercise of outstanding options exercisable within 60 days of April 1, 2022.
(7)

Consists of 182,490 shares of common stock held by Dr. Hontecillas, as Trustee of the Raquel Hontecillas-Magarzo Revocable Trust Agreement dated April 9, 2018, as amended and (b) 249,803 shares of common stock issuable to Dr. Hontecillas upon the exercise of outstanding options exercisable within 60 days of April 1, 2022.

(8)

Consists of (a) 209,299 shares of common stock held by Ms. Chauhan and (b) 241,038 shares of common stock issuable to Ms. Chauhan upon the exercise of outstanding options exercisable within 60 days of April 1, 2022.

(9)	Consists of 9,000 shares of common stock issuable to Mr. Callori upon the exercise of outstanding options exercisable within 60 days of April 1, 2022.
(10)	Consists of 13,000 shares of common stock issuable to Mr. Girão upon the exercise of outstanding options exercisable within 60 days of April 1, 2022.
(11)

Consists of (a) 2,124,235 shares of common held by RTW Master Fund, Ltd. (b) 556,941 shares of common stock held by RTW Innovation Master Fund, Ltd. and (c) 1,216,907 shares of common stock held by RTW Venture Fund Limited. RTW Investments, LP is the investment manager of each of the funds and has the power to vote and the power to direct the disposition of all such shares. Dr. Wong is the Managing Partner of RTW Investments, LP.

(12)	Consists of 2,000 shares of common stock issuable to Mr. Adsett upon the exercise of outstanding options exercisable within 60 days of April 1, 2022.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports filed on the SEC’s EDGAR system, a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that one report, covering one transaction related to a stock option exercise, was filed late by Jyoti Chauhan.

EXECUTIVE COMPENSATION

This section provides a summary of the compensation of our “named executive officers,” who are the four executive officers listed in the “Summary Compensation Table” below. In addition to presenting quantitative compensation information in the tables below, this section also provides a qualitative description of the material factors helpful to an understanding of such data.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by and paid to our named executive officers with respect to the years ended December 31, 2021 and 2020.

Name and principal position	Year	Salary ($)(3)	Bonus ($)(4)	Option awards ($)(5)	Non-equity incentive plan compensation ($)(6)	All other compensation ($)(7)		Total ($)
Tim M. Mayleben(1)	2021	79,905	—	1,020,375	—	33,769	(8)	1,134,049
President, Chief Executive Officer and Director	2020	—	—	—	—	—		—
Josep Bassaganya-Riera, Ph.D.(2)	2021	428,269	326,625	286,291	—	1,033,800	(9)	2,074,985
Former Chairman, President, Chief Executive Officer	2020	502,500	—	1,020,000	226,125	13,150	(7)	1,761,775
Raquel Hontecillas, Ph.D.(10)	2021	342,036	75,000	2,352,545	—	22,309	(7)	2,791,890
Former Chief Scientific Officer	2020	172,581	50,000	680,000	—	6,177	(7)	908,758
Jyoti Chauhan, MS, RAC(11)	2021	377,489	75,000	2,352,545	—	32,981	(7)	2,838,015
Executive Vice President of Operations	2020	224,194	50,000	680,000	—	7,226	(7)	961,420

(1)

Mr. Mayleben’s service with us commenced in November 2021. The 2021 salary reported reflects the pro rata portion of Mr. Mayleben’s annual salary of $502,500 earned during 2021 from commencement of his employment through December 31, 2021.

(2)

Dr. Bassaganya-Riera ceased serving as our Chairman, President and Chief Executive Officer in November 2021. During his service as our Chairman, he did not receive any additional compensation in his capacity as a director in 2021 or 2020.

(3)

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions and has been established taking into account each individual’s roles, responsibilities, skills and expertise. In 2021, we paid annual base salaries of $502,500, $502,500, $350,000 and $375,000 to each of Mr. Mayleben, Drs. Bassaganya-Riera and Hontecillas and Ms. Chauhan, respectively. With respect to Mr. Mayleben and Dr. Bassaganya-Riera, the 2021 salary reported reflects the pro rata portion of such named executive officer’s annual salary earned during 2021.

(4)

Represents discretionary bonuses awarded to Dr. Hontecillas and Ms. Chauhan in 2021 and 2020 pursuant to their terms of their offer letter agreements. See “—Agreements with our named executive officers and potential payments upon termination of employment.”

(5)

In accordance with SEC rules, the amounts in this column represent the aggregate grant date fair value of the option awards determined in accordance with FASB ASC Topic 718. See “—Outstanding equity awards at December 31, 2021.” See Note 6 to the financial statements included herein regarding assumptions underlying the value of equity awards.

(6)

Represents a performance-based bonus awarded based upon the achievement of individual and company performance goals and conditions at our company as determined by our board of directors. See “—Agreements with our named executive officers and potential payments upon termination of employment.”

(7)

Represents employer contributions to retirement plans and payment for a portion of the named executive officer’s individual and family health insurance benefits. See “—Retirement benefits and other compensation.”

(8)	Represents fees earned as a director.
(9)

This amount consists of $11,141 in payment for a portion of Dr. Bassaganya-Riera’s individual and family health insurance benefits, $6,281 of employer contributions to retirement plans and $1,016,377 in separation-related payments as described below. In connection with Dr. Bassaganya-Riera’s resignation on November 6, 2021, or the Separation Date, we entered into a Separation and Release of Claims Agreement, or the Separation Agreement, with Dr. Bassaganya-Riera. Pursuant to the Separation Agreement, we agreed to pay (i) Dr. Bassaganya-Riera’s base salary for a 90-day period, and then the 12-month period, following the Separation Date, totaling $628,125, (ii) a pro-rated bonus of $192,051, (iii) accrued vacation pay of $190,048 and (iv) COBRA payments of up to $6,153. In the event that Dr. Bassaganya-Riera becomes eligible for insurance coverage through another employer or is otherwise ineligible for COBRA, we may not be required to pay the full amount in (iv) of the preceding sentence.

(10)	Effective April 5, 2022, Dr. Hontecillas is no longer with the Company.
(11)	The board of directors determined that Ms. Chauhan is not an executive officer for the year ending December 31, 2022.

Outstanding Equity Awards at December 31, 2021

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that were outstanding as of December 31, 2021.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)(2)	Option Expiration Date
Tim M. Mayleben	12/17/2021	28,165	225,320	(3)	4.95	12/16/2031
	5/13/2021	7,000	29,000	(4)	10.20	5/12/2031
Raquel Hontecillas, Ph.D.	10/20/2020	83,643	98,847	(5)	1.86	10/19/2030
	2/3/2021	62,651	187,953	(6)	16.00	2/2/2031
Jyoti Chauhan, MS, RAC	10/20/2020	56,834	98,847	(5)	1.86	10/19/2030
	2/3/2021	62,651	187,953	(6)	16.00	2/2/2031

(1)	All of the awards listed in this table were granted under our 2019 Plan.
(2)

All of the option awards listed in the table granted prior to our initial public offering in February 2021 were granted with a per share exercise price equal to or above the estimated fair value of our common stock on the date of grant, as determined in good faith by our board of directors.

(3)

The shares subject to this award vest and become exercisable in nine equal monthly installments commencing on December 17, 2021. If Mr. Mayleben’s employment is terminated prior to February 15, 2022 in connection with the employment of a regular chief executive officer approved by our board of directors, then 190,113 of the unvested shares underlying the option will become fully vested on the termination date and the remaining shares will be forfeited. If Mr. Mayleben’s employment is terminated on or after February 15, 2022 in connection with the employment of a regular chief executive officer approved by our board of directors, then all unvested shares underlying the option will become fully vested on the termination date.

(4)	The shares subject to this award vest and become exercisable in 36 equal monthly installments commencing on May 13, 2021.
(5)

The shares subject to this award vest and become exercisable over a three-year period commencing on January 1, 2020, with 25% of the option vesting immediately, 25% vesting on January 1, 2021 and the remaining 50% vesting in equal monthly installments over the twenty-four months thereafter.

(6)

The shares subject to this award vest and become exercisable over a three-year period commencing on February 3, 2021, with 25% of the option vesting immediately, 25% vesting on February 3, 2022 and the remaining 50% vesting in equal monthly installments over the twenty-four months thereafter.

Agreements with our Named Executive Officers and Potential Payments upon Termination of Employment

Employment agreement with Mr. Mayleben

We entered into an employment agreement, effective December 17, 2021, or the Mayleben Agreement, with Mr. Mayleben that provides for an annual base salary of $502,500 and an annual discretionary bonus based upon the achievement of individual and company performance goals and conditions at our company as determined by our board of directors. The Mayleben Agreement further provides for the grant of an option to purchase 253,485 shares of our common stock, with an exercise price equal to the closing price of our common stock on December 17, 2021. The shares subject to this award vest and become exercisable in nine equal monthly installments commencing on November 5, 2021. If Mr. Mayleben’s employment is terminated prior to February 15, 2022 in connection with the employment of a regular chief executive officer approved by our board of directors, then 190,113 of the unvested shares underlying the option will become fully vested on the termination date and the remaining shares will be forfeited. If Mr. Mayleben’s employment is terminated on or after February 15, 2022 in connection with the employment of a regular chief executive officer approved by our board of directors, then all unvested shares underlying the option will become fully vested on the termination date. The Mayleben Agreement does not include any severance entitlements or other potential payments in the event of any change in control, termination, or other defined triggering events, other than the accelerated vesting of the option award described above.

Employment agreement with Dr. Bassaganya-Riera

We entered into an employment agreement, effective January 1, 2020, or the Bassaganya-Riera Agreement, with Dr. Josep Bassaganya-Riera that provided for an annual base salary of $502,500, which was subject to increase during the term of the Bassaganya-Riera Agreement at the discretion of our board of directors, and an annual discretionary bonus with a target equal to 45% of Dr. Bassaganya-Riera’s annual base salary based upon the achievement of individual and company performance goals and conditions at our company as determined by our board of directors. The initial term of the employment agreement, or the Initial Term, was two years from the effective date of the employment agreement, and following the Initial Term, Dr. Bassaganya-Riera’s employment period was to be automatically renewed for successive one-year periods unless either we or Dr. Bassaganya-Riera terminated it or elected not to renew it.

The Bassaganya-Riera Agreement further provided for the grant of an option to purchase 547,470 shares of common stock to Dr. Bassaganya-Riera, which was granted on October 2, 2020, at an exercise price of $1.86 per share. The option vested and became exercisable over a three-year period commencing on January 1, 2020, with 25% of the option vesting immediately, 25% vesting on January 1, 2021 and the remaining 50% vesting in equal monthly installments over the twenty-four months thereafter. Pursuant to the Bassaganya-Riera Agreement, if, subsequent to our initial public offering and prior to September 1, 2022, our company’s market capitalization, as determined by multiplying our daily volume weighted-average stock price by the number of shares of common stock then outstanding, exceeded $2,000,000,000 over a consecutive 10-calendar day period, or over 15 calendar days within a 30-day calendar period, Dr. Bassaganya-Riera was entitled to receive a further option to purchase 273,735 shares of common stock.

Pursuant to the Bassaganya-Riera Agreement, if we terminated Dr. Bassaganya-Riera’s employment without “Cause,” or if Dr. Bassaganya-Riera terminated his employment for “Good Reason” (each, as defined in the Bassaganya-Riera Agreement), in exchange for execution and making effective and irrevocable, a general release in a form acceptable to us, compliance with certain non-competition and non-solicitation obligations, resignation from all positions with our company and return of all company property, he was to be eligible for payment of his base salary for 12 months, or if during the Initial Term, payment of his base salary for the longer of the remainder of the Initial Term or 12 months, and any then-outstanding equity awards that would have become vested during the 12 months following the termination date would become fully vested and exercisable. Dr. Bassaganya-Riera would also be eligible for COBRA premiums, with the cost of the regular premium for such benefits to be shared in the same relative proportion by Dr. Bassaganya-Riera and us as in effect on his termination date until the earlier of 12 months or the date Dr. Bassaganya-Riera became eligible for health benefits through another employer or otherwise became ineligible for COBRA. Such severance and acceleration benefits were to be conditioned upon Dr. Bassaganya-Riera’s execution of and compliance with an effective and irrevocable general release, compliance with certain non-competition and non-solicitation obligations, resignation from all positions with us and return of all our property. See “—Separation agreement with Dr. Bassaganya-Riera” for a description of the terms of the Separation Agreement.

Separation Agreement with Dr. Bassaganya-Riera

In connection with his resignation, Dr. Bassaganya-Riera and the Company entered into a Separation and Release of Claims Agreement, or the Separation Agreement, dated as of November 6, 2021, or the Separation Date, providing for the terms of Dr. Bassaganya-Riera’s separation from employment with our company. Under the Separation Agreement and in accordance with his employment agreement, we agreed to continue to pay Dr. Bassaganya-Riera his base salary for the 90-day period following the Separation Date. We further agreed, provided that Dr. Bassaganya-Riera did not revoke the Separation Agreement during the seven-day period following his signing of the agreement, to provide Dr. Bassaganya-Riera with the following separation payments and benefits: (i) salary continuation payments, in an aggregate amount equal to his annualized base salary as of the Separation Date payable in equal monthly installments, commencing on the first payroll run occurring on or after February 4, 2022, and continuing for 12 months thereafter, less all applicable taxes and withholdings; (ii) payment on Dr. Bassaganya-Riera’s behalf of the portion of the premiums that we had previously paid on his behalf as of the Separation Date for group health and/or dental insurance coverage under COBRA until the earlier of 12 months following the Separation Date or the date on which Dr. Bassaganya-Riera becomes eligible to receive group health insurance coverage through another employer; (iii) a prorated bonus, payable in January 2022, at Dr. Bassaganya-Riera’s target bonus amount of 45% of his annualized base salary as of the Separation Date, equal to $192,051; and (iv) the accelerated vesting of all shares of the stock options initially granted to Dr. Bassaganya-Riera upon entry into the Bassaganya-Riera Agreement. The Separation Agreement contains mutual releases, subject to customary exceptions, and mutual covenants not to disparage. In addition, Dr. Bassaganya-Riera has agreed to cooperate with our company and provide transition services as may be requested by us.

Offer Letters with Dr. Hontecillas and Ms. Chauhan

We have engaged Dr. Hontecillas and Ms. Chauhan with an offer letter that provides for an initial base salary, discretionary bonus opportunity and equity compensation, as described in “—Summary compensation table.” Neither of our current offer letter agreements with Dr. Hontecillas and Ms. Chauhan includes any severance entitlements or other potential payments in the event of any change in control, termination, or other defined triggering events; however, in April 2022, the Compensation Committee approved a severance payment in the amount of $175,000 to Dr. Hontecillas, equivalent to six months of her base salary, in connection with her termination.

Retirement Benefits and Other Compensation

Our named executive officers were eligible to participate in our employee benefits, including health insurance and group life insurance benefits, on the same basis as our other employees. We maintain an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code covering all eligible employees. We have elected to make non-elective contributions totaling to 3% of an eligible employee’s gross salary. Our named executive officers received 3% non-elective contributions once the plan became active in 2020. We also paid in full the individual and family health insurance benefits for Drs. Bassaganya-Riera and Hontecillas and Ms. Chauhan in 2021. We generally do not provide other perquisites or personal benefits except in limited circumstances, and we did not provide any such perquisites or personal benefits to our named executive officers in 2021 or 2020.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Non-Employee Director Compensation Policy

Our board of directors adopted a non-employee director compensation policy, effective March 30, 2021, pursuant to which each of our directors who is not an employee or consultant of our company is eligible to receive compensation for service on our board of directors and committees of our board of directors.

Each eligible director receives an annual cash retainer of $45,000 for serving on our board of directors, and the independent chairperson of the board of directors receives an additional annual cash retainer of $30,000 for his or her service. The chairperson of the audit committee of our board of directors is entitled to additional annual cash retainer of $20,000, the chairperson of the compensation committee of our board of directors is entitled to additional annual cash retainer of $15,000 and the chairperson of the nominating and corporate governance committee of our board of directors is entitled to additional annual cash retainer of $10,000. The members of the audit committee are entitled to an additional annual cash retainer of $10,000, the members of the compensation committee of our board of directors are entitled to additional annual cash retainer of $7,500 and the members of the nominating and corporate governance committee of our board of directors are entitled to an additional annual cash retainer of $5,000; however, in each case such cash retainer is payable only to members who are not the chairperson of such committee.

In addition, each new eligible director who joins our board of directors will be granted a non-statutory stock option to purchase 36,000 shares of our common stock under our 2019 Equity Incentive Plan, with the shares vesting in 36 equal monthly installments, subject to continued service as a director through the vesting date.

On the date of each annual meeting of our stockholders, each eligible director who continues to serve as a director of our company following the meeting will be granted a non-statutory stock option to purchase 18,000 shares of our common stock under our 2019 Equity Incentive Plan, with the shares vesting on the first anniversary of the date of grant, subject to continued service as a director though the applicable vesting date.

The exercise price per share of each stock option granted under the non-employee director compensation policy will be equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the eligible director’s continuous service with us.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our board of directors in 2021 by our non-employee directors. Dr. Bassaganya-Riera was a member of our board of directors until his resignation in November 2021 but did not receive any additional compensation for service as a director. The compensation earned by Mr. Mayleben for his service as a director is reflected above in “Executive Compensation—Summary Compensation Table—All other compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Fred Callori	21,849	299,797	321,646
Jean-Frederic Colombel, M.D.(3)	—	—	—
Christopher Garabedian	48,861	—	48,861
Tiago Girao	52,333	215,420	267,753
Konstantin Poukalov(4)	—	—	—
Roderick Wong	—	—	—

(1)

In accordance with SEC rules, the amounts in this column represent the aggregate grant date fair value of the option awards determined in accordance with FASB ASC Topic 718. See Note 6 to the financial statements included herein regarding assumptions underlying the value of equity awards.

(2)	The table below shows the aggregate number of option awards outstanding for each of our directors who is not a named executive officer, as of December 31, 2021:

Name	Number of Outstanding Options
Fred Callori	36,000
Jean-Frederic Colombel, M.D.(3)	—
Christopher Garabedian	—
Tiago Girao	36,000
Konstantin Poukalov(4)	—
Roderick Wong	—

(3)	Dr. Colombel resigned from our board of directors in April 2021.
(4)	Mr. Poukalov resigned from our board of directors in August 2021.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to our equity incentive plans, which were our only equity compensation plans in effect as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,688,789	(1)	$8.69	7,104,898	(2)
Equity compensation plans not approved by security holders	—		—

Total	1,688,789		$8.69	7,104,898

(1)	All such shares were granted under our 2019 Equity Incentive Plan, as amended.
(2)

Includes our 2019 Equity Incentive Plan, as amended, and 2021 Employee Stock Purchase Plan. The number of shares of our common stock reserved for issuance under our 2019 Equity Incentive Plan, as amended, automatically increases on January 1 of each year, continuing through and including January 1, 2029, by the lesser of 5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year or 1,824,900 shares, or a lesser number of shares determined by our Board of Directors. Pursuant to this provision, we added 1,824,900 shares of common stock that are available for issuance under the 2019 Equity Incentive Plan, as amended, on January 1, 2022, which is not reflected in the table above. The number of shares of our common stock reserved for issuance under our 2021 Employee Stock Purchase Plan automatically increases on January 1 of each year, continuing through and including January 1, 2031, by 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. Pursuant to this provision, we added 402,548 shares of common stock that are available for issuance under the 2021 Employee Stock Purchase Plan on January 1, 2022, which is not reflected in the table above. No shares have been issued under the 2021 Employee Stock Purchase Plan.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Related-Person Transactions Policy and Procedures

In February 2021, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

Participation in Initial Public Offering

In our initial public offering, certain of our directors, executive officers and 5% stockholders and their affiliates purchased an aggregate of 2,125,185 shares of our common stock. Each of those purchases was made through the underwriters at the initial public offering price. The following table sets forth the aggregate number of shares of our common stock that these 5% stockholders and their affiliates purchased in our initial public offering:

Participants	Shares of common stock	Aggregate purchase price ($)
Entities affiliated with Perceptive(1)	1,500,185	24,002,960
Entities affiliated with RTW(2)	625,000	10,000,000

(1)

Affiliates of Perceptive whose securities are aggregated for purposes of reporting share ownership information are Perceptive Life Sciences Master Fund, Ltd., Perceptive Xontogeny Venture Fund, LP and PX Venture (A), LLC. Perceptive is a beneficial owner of greater than 5% of our capital stock and is affiliated with our director Konstantin Poukalov.

(2)

Affiliates of RTW whose securities are aggregated for purposes of reporting share ownership information are RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited. RTW is a beneficial owner of greater than 5% of our capital stock and is affiliated with our director Dr. Roderick Wong.

Employment Arrangements

We have entered into employment agreements or offer letter agreements with certain of our executive officers. For more information regarding our employment agreements with our named executive officers, see “Executive Compensation—Employment Agreements.”

Indemnification Agreements

We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to our company. Under our amended and restated bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with our executive officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of our company, and otherwise to the fullest extent permitted under Delaware law and our amended and restated bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to Landos Biopharma, Inc., Attention: Corporate Secretary, PO Box 11239, Blacksburg, Virginia 24062. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Tim M. Mayleben

President and Chief Executive Officer

Dated: April 28, 2022

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Landos Biopharma, Inc., Attention: Corporate Secretary, Landos Biopharma, Inc., PO Box 11239, Blacksburg, Virginia 24062.

SCAN TO VIEW MATERIALS & VOTE w LANDOS BIOPHARMA, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS VOTE BY INTERNET P.O. BOX 1342 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above BRENTWOOD, NY 11717 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on June 6, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LABP2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on June 6, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and retur n it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D84678-P73147 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LANDOS BIOPHARMA, INC. The Board of Directors recommends you vote FOR proposal 1. 1. To elect the Board’s nominee, Christopher Garabedian, to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders. Nominee: For Withhold 1a. Christopher Garabedian ! ! The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting rm of ! ! ! the Company for the year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized ofcer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com D84679-P73147 LANDOS BIOPHARMA, INC. Annual Meeting of Stockholders June 7, 2022 8:00 A.M. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Tim M. Mayleben, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LANDOS BIOPHARMA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., EDT on June 7, 2022, at www.virtualshareholdermeeting.com/LABP2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side